                                                                    Exhibit 11.1

                              PEERLESS GROUP, INC.
                      COMPUTATION OF NET INCOME PER SHARE
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
                                  (UNAUDITED)


                                          Three Months Ended  Nine Months Ended
                                             September 30        September 30
                                          -----------------   -----------------
                                            1997      1996      1997      1996
                                          -------   -------   -------   -------

EARNINGS
--------

Net income                                $   430   $   643   $ 1,467   $ 1,444

Less accretion to redemption value
relating to redeemable common stock             -       (15)        -       (44)
                                          -------   -------   -------   -------

Adjusted net income                       $   430   $   628   $ 1,467   $ 1,400
                                          =======   =======   =======   =======
SHARES
------

Weighted average common shares              4,734     2,500     4,708     2,175
 outstanding

Common shares issued on assumed
exercise of stock options and warrants        607     1,332       644     1,638

Less:  Shares assumed repurchased            (194)      (90)     (201)     (106)
                                          -------   -------   -------   -------
Weighted average common and common
equivalent shares                           5,147     3,742     5,151     3,707
                                          =======   =======   =======   =======

Net income per common and common
equivalent share                          $  0.08   $  0.17   $  0.28   $  0.38
                                          =======   =======   =======   =======


Fully diluted net income per common and common equivalent share is not presented since the dilutive effect is less than three percent for the three and nine month periods ended September 30, 1997.